Exhibit 99.1

NEWS RELEASE

For Release on May 23, 2012 (925) 328-4656	Contact: Frank Romejko Vice President Finance/Chief Financial Officer (Acting)

Giga-tronics to Amend Prior Financial Statements Due to Re-Establishment of Non-Cash Deferred Tax Valuation Allowance

SAN RAMON, Calif. — May 23, 2012-- Giga-tronics Incorporated (NASDAQ: GIGA), announced today its intention to file amendments on Form 10-K/A for the fiscal year ended March 26, 2011, and to reports on Form 10-Q/A for the fiscal quarters ended June 25, 2011, September 24, 2011, and December 31, 2011 to restate income (loss) after taxes and shareholders’ equity due to the re-establishment of a full deferred tax asset valuation allowance of approximately $13.8 million as of December 31, 2011.  The adjustments do not affect the Company’s operating income (loss) or cash flows for those periods and do not affect the Company’s most recent balance sheet.

John Regazzi, Chief Executive Officer, said “The decision to amend our financial statements is related to changes in how the Company values its deferred tax asset and in no way affects our strategy going forward”.  Mr. Regazzi added “the Company is taking steps to strengthen internal controls over financial reporting and has recently added a new director to the board with accounting expertise.

These amendments will be filed on a subsequent date with the Securities and Exchange Commission.

Giga-tronics produces instruments, subsystems, and sophisticated microwave components that have broad applications in both defense electronics and wireless communications.

Headquartered in San Ramon, California, Giga-tronics is a publicly held company, traded over the counter on NASDAQ Capital Market under the symbol “GIGA”.